Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Scott D. Kantor
Chief Financial Officer
Datascope Corp.
(201) 307-5490
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports Second Quarter Fiscal 2007 Results
MONTVALE, NJ, January 31, 2007 . . . Datascope Corp. (NASDAQ: DSCP) reported net earnings in the second quarter of fiscal 2007 ended December 31, 2006 of $3.3 million, or $0.22 per diluted share, including special items, compared with $4.5 million, or $0.29 per diluted share, in the second quarter last year, which also included a special charge. Excluding special items in both years, net earnings in the second quarter were higher than the comparable quarter last year. Consolidated sales for the second quarter of fiscal 2007 were $95.6 million, 3% higher than last year. Favorable foreign exchange translation contributed $1.4 million to sales in the second quarter of fiscal 2007.
For the six months ended December 31, 2006, net earnings were $7.9 million, or $0.51 per diluted share, compared to $10.5 million, or $0.69 per diluted share, last year. Six-month net earnings included the charges mentioned above. The same period last year included a gain of $0.8 million on the sale of an unused facility in the first quarter of fiscal 2006. Sales in the six-month period were $182.8 million, compared to $180.8 million a year ago. Favorable foreign exchange translation increased sales by $2.1 million in fiscal 2007 to date.
As previously reported, Datascope is exiting the vascular closure market, phasing out its Interventional Products (IP) business and releasing most of the workforce of that business in the second quarter being reported and the balance of that workforce by the end of fiscal 2007. In addition, the Company determined it can operate more efficiently by reducing its workforce in Patient Monitoring, InterVascular® and in its centralized direct sales and distribution business in Europe and has taken such action in the second quarter. As a result of both initiatives, the Company recorded a pretax restructuring charge of $7.3 million in the second quarter. The combination of the IP exit plan and the workforce reductions are estimated to save $19 million annually, $17 million of which will take effect beginning in the third quarter of fiscal 2007, with the balance of $2 million taking effect at the start of fiscal 2008. A tabular summary of special charges and credits that apply to the second quarters of fiscal 2007 and fiscal 2006 and the respective effects on pretax earnings, net earnings and earnings per diluted share is listed below.
In connection with the phase-out of the IP business, Datascope is offering for sale the On-Site™, VasoSeal® and X-Site® vascular closure product lines and the ProGuide™ and ProLumen™ dialysis product lines. Preliminary discussions with interested parties are ongoing. Datascope also announced that it has engaged the investment banking firm of Piper Jaffray & Co. as financial advisor for the sale of the vascular closure product lines.

Importantly, the Company is keeping Safeguard™, transferring responsibility for this innovative and fast-growing manual compression assist device to its Cardiac Assist Division in the second quarter. Initially, Safeguard is being sold directly by a small but dedicated sales force culled from the former IP sales force. Beginning July 2007, however, the Company plans to more than triple the Safeguard sales force by having cross-trained the entire Cardiac Assist sales force on Safeguard and having cross-trained the current Safeguard sales force on our balloon pumping products. This plan creates a significantly larger combined sales force that we expect will capture all the benefits of greater size and presence in the market for the benefit of both Safeguard and all other cardiac assist products.
Datascope has a pending 510(k) application seeking clearance to market Safeguard with a claim that its use significantly reduces active (manual) compression time needed to stop bleeding following percutaneous catheterization for diagnostic and interventional patients. The application is supported by data from a clinical trial of 100 patients showing that Safeguard achieved a reduction in active compression time needed to stop bleeding from 29 minutes to 7 minutes for diagnostic patients and from 27 minutes to 10 minutes for interventional patients. The Company submitted additional information requested by FDA in January 2007 and expects a response from FDA by the end of February 2007.
Sales of Cardiac Assist products in the second quarter of fiscal 2007 increased 12% year-over-year to $41.9 million, due principally to the quarterly sales contribution of the ClearGlide® endoscopic vessel harvesting products, acquired in January 2006, and continued higher worldwide sales of intra-aortic balloons (IAB). Favorable foreign exchange translation contributed $0.6 million to cardiac assist sales in the second quarter of fiscal 2007.
Datascope is the market leader in intra-aortic balloon counterpulsation therapy for cardiac assist and recently received FDA clearance to market a new generation of IAB products: the Sensation™ 7 Fr. IAB catheter and the CS300™ automatic IAB pump. Using fiber optic technology, the Sensation 7 Fr. uniquely offers the world’s smallest diameter IAB as well as blood pressure monitoring with greater convenience and higher fidelity than conventional invasive blood pressure monitoring. The reduced size of the Sensation 7 Fr. would enable clinicians to use counterpulsation therapy for a broader range of patients, including patients with smaller peripheral blood vessels, peripheral vascular disease and diabetes. The Sensation 7 Fr. catheter also employs Datascope’s Durathane™ balloon membrane, the most abrasion resistant of any IAB in the industry and a principal contributor to the success of Datascope’s Linear 7.5 Fr. IAB. Greater resistance to abrasion allows longer periods of balloon pumping therapy.
The CS300 balloon pump, is a fully automatic pump with all the features of Datascope’s CS100® balloon pump plus the capability to operate with the fiber optic Sensation 7 Fr. IAB. The CS300 features rapid start-up with a single push button to allow faster initiation of therapy, a valuable feature in cardiac emergencies.
The CS300 pump is expected to further enhance Datascope’s competitive position in all world markets. In addition, Datascope will offer upgrade kits to convert CS100 pumps to CS300. The potential market for upgrade kits is believed to be quite significant, consisting of the large installed base of CS100 pumps placed in service over the past 3 years. Following a limited market release of the CS300 and Sensation 7 Fr. IAB that is currently underway, Datascope plans a market launch in the U.S. in March 2007. The Company also plans a European launch in roughly the same time frame, following receipt of the CE Mark for the Sensation 7 Fr. IAB. The

CE Mark application for Sensation was made in December 2006. The CE Mark for the CS300 pump has already been received.
Patient Monitoring (PM) products posted sales of $42.1 million in the second quarter, essentially flat compared to last year but significantly better than the first quarter sales comparison. The improvement reflects higher sales of bedside monitors in the U.S. market and higher sales in certain international markets. Overall, the patient monitoring business is expected to remain soft in the near-term due to continued competitive price pressure and the currently reduced demand for Panorama™ protected band telemetry central monitoring systems, due to accelerated demand in fiscal 2006 that was discussed in the first quarter 2007 press release. Longer-term, Datascope expects its patient monitoring business to benefit from cost reduction efforts underway, sales of new products recently introduced and other new products currently in its R&D pipeline.
During the second quarter, the Company began shipping the new Spectrum® OR monitors. Spectrum OR is the first Datascope monitor specifically designed for the operating room and allows Datascope entry into this important market. The Company also installed its first Panorama Gateway product, launched in the first quarter. Gateway enables the flow of information directly to and from the Panorama central monitoring system and the hospitals’ clinical information system. Hospitals with Panorama installations, which now number in the hundreds, are potential customers for the Panorama Gateway product.
Sales of InterVascular products increased 4% year-over-year to $7.4 million, including $0.3 million from favorable foreign exchange translation. Excluding foreign exchange, international sales increased approximately 1%. In December 2006, Datascope announced the signing of a five-year agreement with the Sorin Group of Milan, Italy, that gives InterVascular exclusive distribution rights to Sorin’s peripheral vascular stent products, excluding the United States and Japan. As part of that agreement, Datascope received a two-year option to purchase that stent business. The product line includes balloon-expandable and self-expanding stent systems to treat stenosis in iliac, renal and infrapopliteal arteries, as well as expandable balloons for use in percutaneous angioplasty (PTA). Datascope estimates the worldwide market for peripheral vascular stents and PTA balloons, excluding the United States and Japan, to be approximately $190 million annually.
Summary of Special Items

		$ in millions
	(except earnings per share)
	Pretax
	Charges	After Tax	Per
	(Credits)	Charges(Credits)	Diluted Share
Second Quarter Fiscal 2007
IP exit plan	$4.2	$2.5	$0.16
PM workforce reduction	0.5	0.3	0.02
European workforce reduction	2.6	1.9	0.12

Subtotal restructuring charges	$7.3	$4.7	$0.30

Gain on sale of investment	$(1.3)	$(1.3)	$(0.08)

Special dividend income	$(0.2)	$(0.2)	$(0.01)

Second Quarter Fiscal 2006
X-Site special charge	$2.7	$1.8	$0.12

Datascope will hold a conference call and webcast to discuss its second-quarter fiscal 2007 financial results on February 1, 2007, at 12:00 noon EST. To access the conference call, please dial (800) 811-8830. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that designs, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that a larger combined sales force for Safeguard will not capture all of the benefits of greater size and presence in the market for the benefit of both Safeguard and all other cardiac assist products, that, longer term, the Patient Monitoring business will not benefit from cost reduction efforts underway, from sales of new products recently introduced and from other new products in its R&D pipeline, that the CS300 pump will not further advance our competitive position in all world markets, that market conditions may change, particularly as the result of competitive activity in the markets served by the Company and that the workforce reductions at the IP, Patient Monitoring and the European sales organization may not provide the full amount of cost savings expected, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$182,800	$180,800	$95,600	$92,500
Cost of sales	80,411	80,110	43,069	42,490

Gross profit	102,389	100,690	52,531	50,010

Operating expenses:
Research and development expenses	17,197	18,146	8,543	9,381
Selling, general and administrative expenses	69,930	68,947	34,866	34,655
Special charges	7,309	—	7,309	—
Gain on sale of realty	—	(810)	—	—

	94,436	86,283	50,718	44,036

Operating earnings	7,953	14,407	1,813	5,974

Other (income) expense:
Interest, net	(1,276)	(1,000)	(577)	(513)
Dividend income	(196)	—	(196)	—
Gain on sale of investment	(1,273)	—	(1,273)	—
Other, net	224	1,071	131	402

	(2,521)	71	(1,915)	(111)

Earnings before income taxes	10,474	14,336	3,728	6,085

Income taxes	2,606	3,829	393	1,634

Net earnings	$7,868	$10,507	$3,335	$4,451

Earnings per share, basic	$0.52	$0.71	$0.22	$0.30

Weighted average number of common shares outstanding, basic	15,213	14,816	15,205	14,834

Earnings per share, diluted	$0.51	$0.69	$0.22	$0.29

Weighted average number of common shares outstanding, diluted	15,472	15,140	15,488	15,162

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31,	June 30,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$10,470	$9,479
Short-term investments	30,986	43,147
Accounts receivable less allowance for doubtful accounts of $2,425 and $2,301	76,345	78,133
Inventories	60,858	58,759
Prepaid income taxes	2,091	3,233
Prepaid expenses and other current assets	15,342	13,907
Current deferred taxes	6,652	6,522

Total current assets	202,744	213,180

Property, plant and equipment, net of accumulated depreciation of $95,171 and $90,928	83,427	85,460
Long-term investments	22,572	22,297
Intangible assets, net	20,152	20,465
Goodwill	4,065	4,065
Other assets	32,389	30,213

	$365,349	$375,680

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,005	$20,071
Dividends payable	1,524	1,069
Accrued expenses	16,606	14,584
Accrued compensation	12,959	16,234
Deferred revenue	3,450	3,675

Total current liabilities	53,544	55,633

Other liabilities	27,035	26,309

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $0.01 per share:
Authorized, 45,000 shares; Issued, 18,762 and 18,721 shares	188	187
Additional paid-in capital	105,234	103,728
Treasury stock at cost, 3,521 and 3,465 shares	(107,037)	(105,319)
Retained earnings	289,303	299,255
Accumulated other comprehensive loss:
Cumulative translation adjustments	(332)	(1,300)
Minimum pension liability adjustments	(2,437)	(2,437)
Unrealized loss on available-for-sale securities	(149)	(376)

Total stockholders’ equity	284,770	293,738

	$365,349	$375,680